Exhibit 10.37

Notice of Grant of Time-Vesting Stock Options (Employee)	Anacor Pharmaceuticals, Inc. ID: [•] 1020 East Meadow Circle Palo Alto, CA 94303
[NAME OF PARTICIPANT] [ADDRESS] [CITY, STATE, ZIP]	OPTION NUMBER: [•] PLAN: [•] ID: [•]

Anacor Pharmaceuticals, Inc. (the “Company”) hereby grants to you a(n) [Nonstatutory]/[Incentive] Stock Option to buy the number of shares of the Company’s Common Stock set forth below at the exercise price set forth below (this “Option”). This Option is subject to all of the terms and conditions set forth in this Notice of Grant of Time-Vesting Stock Options (this “Grant Notice”), the Anacor Pharmaceuticals, Inc. 2010 Equity Incentive Plan (the “Plan”) and the Time-Vesting Option Award Agreement (the “Award Agreement”), which is attached hereto. Capitalized terms not defined in this Grant Notice but defined in the Award Agreement or the Plan will have the meanings assigned to such terms in the Award Agreement or the Plan, as applicable. Except as expressly provided in the Award Agreement, in the event of any conflict between the provisions of this Grant Notice or the Award Agreement and those of the Plan, the provisions of the Plan will control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Underlying Option:

Per Share Exercise Price:

Expiration Date:

Additional Terms/Acknowledgements: By accepting this Option, whether electronically or otherwise, you acknowledge receipt of, and understand and agree to, this Grant Notice, the Award Agreement, the Plan, and the stock plan prospectus for the Plan. Unless otherwise specified in a written agreement between the Company and you, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding this Option and supersede all prior oral and written agreements on the terms of this Option. By accepting this Option, whether electronically or otherwise, you consent to receive the Plan and other related documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you have had an opportunity to obtain the advice of counsel prior to accepting this Option.

Attachments: Award Agreement

ANACOR PHARMACEUTICALS, INC.
2010 EQUITY INCENTIVE PLAN
TIME-VESTING OPTION AWARD AGREEMENT (EMPLOYEE)
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to the Notice of Grant of Time-Vesting Stock Options to which this agreement is attached (the “Grant Notice”) and this Time-Vesting Option Award Agreement (this “Award Agreement”) and in consideration of your services, Anacor Pharmaceuticals, Inc. (the “Company”) has granted you a(n) [Incentive]/[Nonstatutory] Stock Option under its 2010 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (this “Option”) indicated in the Grant Notice at the exercise price indicated in the Grant Notice (as may be adjusted from time to time in accordance with this Award Agreement and the Plan, the “Exercise Price”).  Capitalized terms not defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the meanings assigned to such terms in the Plan.

The details of this Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                                      VESTING.

(a)                                 Subject to Section 1(b) below, (i) 25% of the shares underlying this Option will vest and become exercisable on the first anniversary of the Vesting Commencement Date (as set forth in the Grant Notice) and the remaining shares underlying this Option will vest and become exercisable in equal monthly installments through the fourth anniversary of the Vesting Commencement Date, (ii) vesting will cease upon the termination of your Continuous Service and (iii) upon such termination of your Continuous Service, any shares underlying this Option that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such unvested shares underlying this Option. For purposes of this Award Agreement, in the event of a Change in Control, “Continuous Service” shall include continued service as an employee, director or consultant of the Company, its successor or any of their respective Affiliates following the Change in Control.

(b)                                 Notwithstanding anything to the contrary in this Award Agreement or the Plan, if (a) you are an employee at the level of Vice President or above at the time of a termination of employment with the Company, its successor or their respective Affiliates and, at any time within ninety (90) days prior to or twelve (12) months following the effective date of a Change in Control (or such other period as is, or may be, set forth in an employment, severance or other similar written agreement between you and the Company or any of its Affiliates), or (b) you are an employee below the level of Vice President at the time of a termination of employment with the Company, its successor or their respective Affiliates and, at any time within twelve (12) months following a Change in Control, in each case, your employment with the Company, its successor or their respective Affiliates terminates by reason of (i) a resignation for Good Reason or (ii) an involuntary termination of employment without Cause (each, a “Qualifying Termination”), then any shares underlying this Option that were not vested pursuant to this Award Agreement shall become fully vested and exercisable as of the date of such Qualifying Termination; provided that, to the extent this Option is, or becomes, subject to more favorable vesting or exercise terms pursuant to any written agreement between you and the Company or any action explicitly approved by the Board or the Committee, as applicable, this Option shall be subject to both the terms set forth herein and such other applicable terms, applied with the maximum intended benefit to you. At the time of a Change in Control, the Company, in its sole discretion, may, in addition to any other action permitted pursuant to the terms of the Plan, (i) provide you with a reasonable period of time to exercise this Option prior to the effective date of the Change in Control (which period shall extend for no less than ten (10) business days prior to the effective date of such Change in Control) and, if not exercised within such period, have this Option terminate in full and be of no further force or effect, or (ii) provide for the termination of this Option in exchange for payment to you of the product of (x) the excess of the Fair Market Value of a share of Common Stock underlying this Option as of the effective date of the Change in Control over the Exercise Price multiplied by (y) the number of unexercised (whether vested or unvested) shares of Common Stock underlying this Option at the time of the Change in Control. In addition, if this Option is an Incentive Stock Option, in the event that the surviving company or acquiring company (or the surviving or acquiring company’s parent company) is not expected to assume, continue or substitute this Option upon the occurrence of a Change in Control, you will have the right to exercise this Option within a reasonable period of time (determined by the Board or the Committee, as applicable, in its sole discretion) prior to the effective date of the Change in Control (which period shall extend for no less than ten (10) business days prior to the effective date of such Change in Control). For purposes of this Award Agreement, “Change in Control” shall mean any single event or series of related events constituting a “Change in Control” (or any analogous term) under (a) clauses (i) through (iv) of the “Change in Control” definition set forth in the Plan (as qualified by clause (A), but not clause (B), of the last paragraph of such definition) and (b) any individual written agreement, including any employment, severance or other similar agreement, between you and the Company or any of its Affiliates, in each case, applied with the maximum intended benefit for you; provided, however, that if no definition of “Change in Control” (or any analogous term) is set forth in an individual written agreement between you and the Company or any of its Affiliates, such term shall have the meaning designated in clause (a) above. “Good Reason” means the occurrence of (a) any event constituting “Good Reason” (or an analogous term) as set forth in any employment, severance or other similar written agreement between you and the Company or any of its Affiliates and (b) any of the following events without your consent: (i) if you are an employee at the level of Vice President or above, a material reduction or change in job duties, responsibilities or authority inconsistent with your position with the Company and your prior duties, responsibilities or authority; (ii) a relocation of your primary workplace by more than 25 miles; (iii) a material reduction of your base compensation; or (iv) a failure to pay your compensation within a reasonable time after it becomes due and payable, in each case, applied with the maximum intended benefit for you; provided, however, that if no definition of “Good Reason” (or any analogous term) is set forth in an employment, severance or other similar written agreement between you and the Company or any of its Affiliates, such term shall have the meaning designated in clause (b) above; provided, further, that any event described in clause (b) above shall constitute Good Reason only if (x) you provide the Company with written notice specifying the event alleged to constitute Good Reason within 90 days following the first occurrence of such event and (y) the Company fails to cure such event within 30 days after the Company’s receipt from you of such written notice.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.

(a)                                 The number of shares of Common Stock subject to this Option and the Exercise Price may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)                                 Any additional shares underlying this Option and any cash or other property that become subject to this Option pursuant to this Section 2 will be subject, in a manner determined by the Board or the Committee, as applicable, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by this Option.

(c)                                  No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 2.  Any fraction of a share will be rounded down to the nearest whole share.

3.                                      METHOD OF PAYMENT.  Payment of the Exercise Price is due in full upon exercise of all or any part of this Option.  You may elect to make payment of the Exercise Price in cash or by check or in any of the following methods:

(a)                                 Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate Exercise Price to the Company from the sales proceeds.

(b)                                 By delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise this Option, may be satisfied by delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.

(c)                                  If this Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of this Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued; provided, further, however, that shares of Common Stock will no longer be outstanding under this Option and will not be exercisable thereafter to the extent that (1) shares are used to pay the Exercise Price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

4.                                      WHOLE SHARES.  You may exercise this Option only for whole shares of Common Stock.

5.                                      TERM.  You may not exercise any portion of this Option before it becomes vested and exercisable or after the expiration of its term.  The term of this Option commences on the date of grant and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)                                 immediately upon the termination of your Continuous Service for Cause;

(b)                                 three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or death; provided that, such period shall be tolled for so long as the sale of any Common Stock received upon exercise of this Option following such termination would result in short swing profit liability for you under Section 16(b) of the Exchange Act;

(c)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(d)                                 twelve (12) months after your death if you die either during your Continuous Service or within the period (including any tolling thereof) described in Section 5(b) above after your Continuous Service terminates for any reason other than Cause;

(e)                                  the expiration date set forth in the Grant Notice; or

(f)                                   the tenth (10th) anniversary of the date of grant set forth in the Grant Notice.

If this Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of this Option and ending on the day three (3) months before the date of this Option’s exercise, you must be an employee of the Company or any of its Affiliates, except in the event of your death or Disability.  The Company has provided for extended exercisability of this Option under certain circumstances for your benefit but cannot guarantee that this Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or any of its Affiliates as a Consultant or Director after your employment terminates or if you otherwise exercise this Option more than three (3) months after the date your employment with the Company or any of its Affiliates terminates.

6.                                      EXERCISE.

(a)                                 You may exercise the vested portion of this Option during its term by delivering a notice of exercise (in a form designated by the Company) together with payment of the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                 By exercising this Option you agree that, as a condition to any exercise of this Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising in connection with this Option.

(c)                                  If this Option is an Incentive Stock Option, by exercising this Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this Option that occurs within two (2) years after the date of this Option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this Option.

(d)                                 To the extent that the Fair Market Value of a share of Common Stock equals or exceeds the Exercise Price on the trading day immediately preceding the Expiration Date (as set forth in the Grant Notice) (the “Automatic Exercise Date”), the Company shall have the right and authority to provide that any vested but unexercised portion of this Option that has not been forfeited or otherwise cancelled in accordance with the terms of this Award Agreement will be exercised automatically on your behalf on the Automatic Exercise Date using a broker-assisted cashless exercise or other payment method permitted under the Plan at the discretion of the Company. You may elect not to have this Option be automatically exercised on your behalf by written notice to the Company at any time within the six-month period prior to the Automatic Exercise Date. Notwithstanding the foregoing, there is no guarantee that such an automatic exercise will be effected on your behalf and neither the Company nor any other party will bear any responsibility or liability if such an automatic exercise is not effected and instead this Option expires unexercised. Accordingly, you bear sole responsibility for ensuring that you exercise any vested portion of this Option prior to the expiration thereof.

7.                                      TRANSFERABILITY.  Except as otherwise provided in this Section 7, this Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)                                 Limitations on Transfer; Compliance with “Blackout” Window Period. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to this Option until the shares are issued to you in accordance with this Award Agreement.  After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, any applicable Company policies (including, but not limited to, insider trading and window period policies) and applicable securities laws. By accepting this Option, whether electronically or otherwise, you agree not to sell any such shares following a termination of your employment with the Company for any reason until the expiry of any “blackout” or other designated window period in which sales of shares of Common Stock are not permitted in place at the time of your termination.

(b)                                 Certain Trusts.  Upon receiving written permission from the Company’s General Counsel or his or her designee, you may transfer this Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while this Option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

(c)                                  Domestic Relations Orders.  Upon receiving written permission from the Company’s General Counsel or his or her designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer this Option pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this Option with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.  If this Option is an Incentive Stock Option, this Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(d)                                 Beneficiary Designation.  Upon receiving written permission from the Company’s General Counsel or his or her designee, you may, by delivering written notice to the Company (including electronically) in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect option exercises, designate a third party who, in the event of your death, shall thereafter be entitled to exercise this Option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate shall be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

8.                                      NO RIGHTS TO ADDITIONAL AWARDS OR RETENTION.

(a)                                 Each of the Grant Notice, this Award Agreement and the Plan is not an employment or service contract, and nothing in the Grant Notice, this Award Agreement or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any of its Affiliates, or on the part of the Company or any of its Affiliates to continue your employment.  In addition, nothing in the Grant Notice, this Award Agreement or the Plan shall obligate the Company or any of its Affiliates, their respective shareholders, boards of directors, officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or any of its Affiliates.

(b)                                 This Option is a one-time discretionary award and nothing in the Grant Notice, this Award Agreement or the Plan shall confer upon you any claim to be granted future or additional awards under the Plan. The terms and conditions of this Option need not be the same as with respect to other recipients of options under the Plan.

9.                                      WITHHOLDING OBLIGATIONS.

(a)                                 You hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company) any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any of its Affiliates, if any, which arise in connection with this Option (the “Withholding Taxes”) in accordance with the Plan.

(b)                                 You may not exercise this Option unless the Withholding Taxes are satisfied.  Accordingly, you may not be able to exercise this Option when desired even though this Option is vested, and the Company shall have no obligation to issue any shares of Common Stock pursuant to this Award unless such obligations are satisfied.

(c)                                  In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

10.                               NO OBLIGATION TO MINIMIZE TAXES.  The Company has no duty or obligation to minimize the tax consequences to you of this Option and will not be liable to you for any adverse tax consequences to you arising in connection with this Option.  You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from this Option or your other compensation. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Option and by accepting this Option, whether electronically or otherwise, you have agreed that you have done so or knowingly and voluntarily declined to do so.

11.                               NOTICES.  Any notices provided for in this Award Agreement or the Plan will be given in writing (including electronically) as follows (or to such other address as such party may hereafter specify for the purposes of notices hereunder by written notice to the other party hereto):

If to the Company, to:

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA 94303

Attention: General Counsel

Facsimile: (650) 543-7660

If to you, to the last address that you provided to the Company. Any notices provided for in this Award Agreement or the Plan will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means. By accepting this Option, whether electronically or otherwise, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

12.                               GOVERNING PLAN DOCUMENT.  This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as expressly provided in this Award Agreement, in the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan will control. In addition, this Option (and any compensation paid or shares issued pursuant to this Option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

13.                               SEVERABILITY.  If all or any part of the Grant Notice, this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Grant Notice, this Award Agreement or the Plan not declared to be unlawful or invalid. Any section of the Grant Notice, this Award Agreement or the Plan (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

14.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of this Option subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any of its Affiliates, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

15.                               AMENDMENT.  This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Board or the Committee, as applicable, by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board or the Committee, as applicable, reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of this Option which is then subject to restrictions as provided herein.

16.                               UNSECURED OBLIGATION; NO SHAREHOLDER RIGHTS.  This Option is unfunded, and as a holder of an Option, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Award Agreement.  You will not have voting or any other rights as a shareholder of the Company with respect to the shares to be purchased by you pursuant to this Award Agreement until such shares are issued to you in connection with your exercise of this Option. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17.                               SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES.

(a)                                 Subject to Section 7, neither the Grant Notice, this Award Agreement nor any right, remedy, obligation or liability arising thereunder or hereunder or by reason thereof or hereof shall be assignable by you.

(b)                                 The rights and obligations of the Company under this Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. All obligations of the Company under this Option will be binding on the Company’s successors and assigns, whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c)                                  Nothing in the Grant Notice or this Award Agreement, expressed or implied, is intended to confer on any person or entity other than the Company and you, and its and your respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of the Grant Notice or this Award Agreement.

18.                               GOVERNING LAW; WAIVER OF JURY TRIAL.

(a)                                 All issues concerning the construction, validity and interpretation of the Grant Notice, this Award Agreement and the Plan and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state. Any legal action or proceeding with respect to the Grant Notice, this Award Agreement or the Plan shall be brought exclusively in a state or federal court of competent jurisdiction located in California, and each of the Company and, by accepting this Option, whether electronically or otherwise, you hereby irrevocably accepts for itself and yourself and in respect of its and your property, respectively, generally and unconditionally, the exclusive jurisdiction of such courts. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Award Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 YOU HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THE GRANT NOTICE, THIS AWARD AGREEMENT OR THE PLAN OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

19.                               MISCELLANEOUS.

(a)                                 For purposes of this Award Agreement, the division of this Award Agreement into sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Award Agreement.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.

(c)                                  This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)                                 By accepting this Option, whether electronically or otherwise, you agree to comply with any applicable stock ownership guidelines of the Company as may be implemented or amended from time to time.